Wachovia Securities
8739 Research Drive, URP4
Charlotte, NC 28288

WACHOVIA SECURITIES

1123 SERVICER'S CERTIFICATE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of November 13, 2006, by and among Structured Asset Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, LNR Partners, INC, as Special Servicer, LaSalle Bank National Association, as Trustee , with respect to Commercial Mortgage Pass-Through Certificates, Series LB-UBS 2006-C7 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan, and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1.
A review of the activities of the Master Servicer, during the period November 13, 2006 to December 31, 2006 of its performance under the Agreement during such period has been made under our supervision;

2.
To the best of our knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period November 13, 2006 through December 31, 2006; and

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2007.

/s/ Timothy Ryan	/s/ Marilyn Addison, Director
Timothy Ryan, Managing Director	Marilyn Addison, Director
Wachovia Bank National Association	Wachovia Bank National Association

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